Exhibit 10.55

The Pipeline Group, LLC (“TPG”) 1625 The Alameda, Suite 402 San Jose, CA 95126
BANK DETAILS: [**]

TPG Order Form

More effective engagement. More pipeline.

Prepared for:

authID Inc. Ed Sellitto, CFO 1580 N. Logan St., Ste 660, Unit 51767 Denver, Colorado 80203-1994 [**] [**]	The Pipeline Group, LLC Scott Wiesenfeld, Regional Sales Director-U.S. [**]

xDR as a Service

1. Fully Managed Business Development Representatives (xDRs)
- Full-Time Equivalent xDRs: Pipeline creation and efficient new business generation.
- Outbound calls, emails, social outreach, scheduled meetings, sends calendar invites and attend discovery calls.
- Certified in client messaging, TPG technology, and TPG best practices.
- Maintain anticipated activity metrics for the appropriate by xDR Type and Total Addressable Marketing (TAM).

2. xDR Support
- Full-time support for xDRs during breaks, PTO, and sick days.
- Backup for performance and unanticipated issues.

xDR Management & Training Deliverables

3. xDR Manager
- Weekly reviews of reports and dashboards.
- Identify areas for soft skill improvements.

4. Cold Calling Optimization Training
- Role-play sessions with updated conversation guides.
- Objection-handling techniques. Call blitz campaigns to boost team performance.

5. xDR Advisory Services & Benchmarking
- Semi-quarterly executive reviews comparing xDR activities with industry benchmarks.
- Continuous updates on trends, tactics, and tools.

6. Meeting Hand-off Training
- Align systems and ensure smooth handoffs from xDRs to sales teams.
- All xDRs are trained on TPG-guided selling best practices to ensure the pipeline progresses

TPG Technologies™ Support & Configuration

7. TPG Technologies Configuration & Support
- First-line support for automated dialing technology, with email and social integration.
- Ongoing system maintenance and escalation as needed.

Ideal Customer Profile (ICP) Services

8. ICP Data Classification
- Categorize Salesforce data by industry, employee size, and revenue.
- Define ICP criteria and create a detailed ICP document.

9. Outbound List Building
- Segment Salesforce data and 3rd-party leads for outbound calls.
- Build high-propensity account lists based on ICP.

Conversation Guide Content Curation

10. Content Review
- Audit sales, marketing, and product content (e.g., personas, objections, use cases).
- Develop an initial Conversation Guide (CG).

11. Conversation Guide Updates
- Create checklists and integrate feedback from sales teams.
- Maintain and refine the guide throughout the project.

12. Conversation Guide Administration
- Weekly updates with best practices for personas, objections, and qualification criteria.
- Train sales teams on new guide content.

Email & Social Content Curation

13. Custom Email & Social Messages
- Create and optimize email/social templates for prospecting and follow-ups.
- TPG AI Content Co-Pilot creates high-value first-draft emails that can be personalized and authentic.

Data Services

14. Data Enrichment & Custom List Building
- Enrich and append data from marketing activities (e.g., webinars, trade shows).
- Custom list building to find new ICP-matched data - up to 1,000 records per xDR per month.

Sales Development Support

15. Network Operations Center

- Real-time monitoring of activity metrics and results.
- Issue identification, resolution, and support for xDR messaging and call lists.

xDR Team Control Books and Predictable Pipeline Reporting

16. Predictive Pipeline Development (PPD) Reporting
- Maintain PPD reporting in CRM with weekly data reviews.
- Ensure process compliance and deliver executive-level reporting.

[**]

Technology Package

TPG Technologies™ The world’s most advanced parallel dialing technology, offers four hybrid modes: Manual, Click-to-Call, AI, and Agent-Assisted Dialing. Enable xDRs to send timely, personalized messages across text, email, and social platforms.

TPG Task & Activity Outcome Package automates lead status updates based on activity outcomes, streamlining a closed-loop calling process.

TPG Exception Reporting ensures all leads are resolved by identifying gaps in follow-up activities.

TPG Meeting Influence Tracking monitors meetings via TPG Fuel Lines, linking xDR activities to marketing channels and campaigns.

TPG Account Matcher connects leads to accounts using email or domain data while suppressing customers, open opportunities, partners, and competitors.

TPG Control Book & Predictable Pipeline Reporting tracks key waterfall metrics, pipeline growth, and automated proactive KPI Alerting.

TPG LinkedIn Sales Navigator empowers xDRs to research and engage prospects, fostering meaningful relationships.

TPG AI Content Co-Pilot provides tailored prompts to craft high-value emails and messages for executives and target personas.

Project Assumptions

Customer Responsibilities

Customer acknowledges that TPG’s ability to perform the Services, including meeting timelines and anticipated results is expressly conditioned upon Customer’s timely, accurate, and complete performance of the Customer Responsibilities set forth herein “Customer Responsibilities”). Customer’s failure to comply with these Customer Responsibilities shall relieve TPG of any related performance obligations to the extent impacted and shall not constitute a breach of this Order Form or Agreement by TPG. Customer agrees to:

Provide Content and Direction

Provide timely, accurate, and complete access to all sales, marketing, product, and positioning content reasonably required by TPG to perform the Services, including messaging guidelines, branding requirements, compliance constraints, and target audience definitions. The Services are designed and priced based on Customer-provided project assumptions in effect as of the start date of the Order Form, including without limitation Customer’s ICP, target account lists, TAM, target industries, ACV, geographies, personas, and the allocation between inbound and outbound motion. Customer shall promptly notify TPG in writing (email) of any material change to the foregoing assumptions, including but not limited to: (i) changes to ICP or target personas; (ii) shifts in priority between inbound and outbound activities; (iii) expansion, contraction, or redefinition of TAM; or (iv) changes to ACV thresholds, qualification criteria, or deal sizing methodology as these changes may materially impact the Services.

System Access and Data Availability

TPG provides an Opportunity Progression & Alerting Package (“OPAP”) to support objective visibility into pipeline activity and to facilitate effective delivery of the Services. Customer acknowledges that OPAP functionality and TPG’s performance of the Services require Customer to provide timely, continuous, and appropriately permissioned access to Customer’s CRM, marketing automation platforms, and any other systems reasonably necessary for service delivery, including for activity alignment, results logging, reporting, and tracking pipeline metrics (including meetings, opportunities, next steps, deal stages, and associated values). Customer is solely responsible for the accuracy, completeness, configuration, and ongoing availability of such systems and data, and TPG shall have no responsibility or liability for errors, inaccuracies, omissions, or service impacts arising from Customer systems, integrations, or data.

Email and Calendar Access

Provide designated xDR personnel with timely access to Customer-approved company email accounts and relevant sales team calendars, with appropriate permissions, to enable outreach, scheduling, and coordination of meetings. Customer acknowledges that delays or limitations in granting or maintaining such access may materially impact the Services.

Timeliness and Cooperation

Respond promptly and professionally to TPG requests for information, approvals, feedback, or decisions necessary to perform the Services and Customer acknowledges that delays in response or failure to provide required approvals may result in delays, reduced effectiveness, or suspension of the Services.

Compliance and Authorized Use

Ensure that all Customer systems, data, instructions, and use cases comply with applicable laws, including data protection, privacy, and marketing regulations. Customer is responsible for ensuring that outreach conducted on its behalf and for any required consents complies with Customer’s internal policies and applicable legal requirements.

Customer further understands and agrees that TPG shall not be responsible for missed deadlines, reduced performance, reporting gaps, or failure to achieve anticipated outcomes to the extent caused by Customer’s failure to meet its Customer responsibilities; TPG may reasonably adjust timelines, suspend Services, or continue billing in accordance with the applicable Order Form if such failure materially impairs performance; any performance targets or anticipated deliverables shall be deemed waived or equitably adjusted to the extent impacted by Customer’s non-performance; the Services are provided on a headcount-equivalent model, and not on performance-based basis any Fees payable under this Agreement and any applicable Order Form are based on the allocation of personnel, time, and resources, and are earned as Services are performed, regardless of any particular outcome or business objective; Customer shall not withhold payment, be entitled to fee reductions, credits, or refunds, or assert failure of consideration based on dissatisfaction with results or perceived performance shortfalls; TPG uses commercially reasonable industry standards in delivering the Services but does not guarantee specific outcomes, results, or business metrics; and the effectiveness and results of the Services depend on numerous factors outside of TPG’s control, including without limitation Customer’s product, pricing, market conditions, brand recognition, competitive landscape, data quality, system configuration, messaging approvals, compliance constraints, responsiveness, and the timely performance of Customer Responsibilities.

Included Services

TPG Technology Package
CRM license fees for xDRs using The Pipeline Group Salesforce.com system.
Access to 28+ data sources and up to 1,000 human-verified records per xDR per month (e.g., a team of four xDRs receives up to 4,000 records monthly).

Excluded Costs

Travel expenses.
CRM License for Customer Org.
Custom or CRM code development.

xDR Types & Regions

●	[**] Strategic US

Presumed ACV/ASP Value

●	Strategic ACV/ASP $[**]

Anticipated Results (Per xDR)

●	Month 1: [**]

●	Month 2: [**]

●	Month 3: [**]

Sustain: [**].

Results may be lower in November and December due to the holiday season.

Definitions

The “Handoff”/SAL/SQL/Opportunity: A next step agreed upon by the prospect and salesperson, scheduled within 30–45 days (e.g., discovery calls, demos, or pricing discussions).

TAM Constraints

The customer will provide a sufficient Total Addressable Market (TAM), including accounts and contacts, to enable xDRs to achieve their objectives.

If the TAM is limited, success criteria may be mutually adjusted to ensure objectives and results remain attainable.

Terms and Conditions

This Order Form and any future Order Form, Statement of Work, (“SOW”) or Addendum agreed to by TPG and authID Inc.(“Customer”) (collectively, the “Parties”) is governed by the Master Services Agreement (“Agreement”) located at: https://www.thepipelinegroup.io/master-services-agreement. Customer acknowledges and agrees that the Agreement sets forth the governing terms for all purchases and services provided by TPG to Customer as of the start date of Services listed in this Order Form. The Agreement available at the link above constitutes a binding contract between the Parties. TPG may modify, amend, or update the Agreement without prior individual notice to Customer and the current version of the Agreement supersedes all previous versions. TPG will post the most recent version of the Agreement at the link above with a revised “Last Modified” date and the revised Agreement shall be effective upon posting. Unless otherwise provided herein, all capitalized terms will have the meanings ascribed to them in the Agreement.

Start Date	End Date	Terms	Price
6/7/2026	6/6/2027

Term. This Order Form shall have a total term of twelve (12) months commencing on the start date and finishing on the end date unless early terminated pursuant to this Order Form or the Agreement. This Order form supersedes and replaces all previous agreements among the Parties.

Term Extension. The Term will automatically renew for successive renewal terms equal in length to the original Term (each, a “Renewal Term”) unless either Party provides written notice of its intent not to extend to the other Party by April 6, 2027 (“Extension Date”). If such notice is timely provided on or before the Extension Date, this Order Form will terminate at the end of the then-current Term or Renewal Term. Written notice of intent to not extend must be sent to optout@thepipelinegroup.io.

TPG Data & Technology. TPG Data and Technology are included during the Term and Renewal Term. Customer acknowledges and agrees that TPG retains all right, title, and interest in and to the Technology (For this Agreement and Order Form Technology shall mean all technology, materials, tools, and intellectual property provided, made available, or used by TPG in connection with the Services, and all derivatives, enhancements, modifications, improvements, and adaptations thereof, whether created before, during, or after the Term/Renewal Term and includes without limitation all intellectual property and proprietary rights therein, including issued patents and pending patent applications including provisional, non-provisional, continuations, continuations-in-part, divisionals, reissues, reexaminations, and foreign counterparts, copyrights, trademarks, service marks, mask works, and other similar rights, whether registered or unregistered, and whether owned or licensed by TPG as well as all Data (as defined in the Agreement) provided hereunder, and that all such Technology is protected by applicable IP laws. Nothing in this Order Form shall be construed to transfer ownership of any Technology or Data to Customer and Customer’s use of the Technology is limited to a revocable, non-exclusive, non-transferable, non-sublicensable license solely for Customer’s internal business purposes during the Term/Renewal Term and only in connection with the Services as specified in this Order Form. Any violation of these restrictions shall constitute a material breach of this Order Form. In the event of any conflict between this Order Form and the Agreement, this Order Form shall control with respect to intellectual property ownership, Technology and protection of TPG’s proprietary rights.

The Pipeline Group Main Products and Services 1-16 PE/VC Partner Price: $[**] xDR / Data Services / Automated Dialing Technology Mo. See Payment Schedule, Exhibit A

Hiring /Placement Fee. If Customer wishes to hire an assigned TPG xDR in a full-time capacity during the Term/Renewal Term of this Order Form or Agreement or within (1) year following termination of this Order Form or Agreement, Customer shall deliver to TPG written notice thereof at least sixty (60) days before the intended hiring date and agrees to the fee as listed below. If the xDR is hired within the Term/Renewal Term; the final thirty (30) days of the notice period shall serve as a professional transition period during which the xDR will continue to work with TPG. Upon the acceptance of a job offer by an xDR to be employed or engaged by Customer in a sales, marketing, revenue-generating, demand-generation, or substantially similar role, Customer shall pay TPG a non-refundable recruiting fee equal to one (1) month of the then-current fees payable by Customer for such xDR under this Order Form for each xDR hired and such fee shall be due and payable within ten (10) days of acceptance of such job offer.

If any existing or former TPG manager, member of the management team, executive or comparable role is hired by Customer during the Term/Renewal Term or within one (1) year following termination of this Order Form or Agreement, upon formal acceptance of a job offer by the individual, Customer shall pay TPG a non-refundable placement fee [**] per individual hired within ten (10) days of such job offer.

Payment of any hiring or recruiting fee, as described above, is not a penalty, but rather TPG’s and Customer’s reasonable estimate of the costs incurred by TPG if required to replace personnel hired by Customer, such as interviews, training and lost revenue during the time period it takes to replace the TPG personnel hired by Customer.

Late Payments. If any payment to TPG is not made within fifteen (15) days of its due date, interest shall accrue on the overdue amount, from the date overdue until the date paid, at the overdue rate of 1.5% per month. The defaulting party will also be responsible for all costs and attorney’s fees incurred in enforcing this agreement.

Modification to Services: Notwithstanding any conflicting or omitted clauses or terms or conditions contained in any Order Form, Addendum, exhibit, or any other agreement, document, instrument, or communication between the Parties, the Parties expressly agree that the terms set forth in this section “Modification to Services” of this Order Form shall control and take precedence over any such conflicting or omitted terms. The Parties agree that the Customer shall be allowed to increase or decrease the Services according to the below notification schedule by providing TPG with prior written notice via email to

optout@thepipelinegroup.io:

1. Increase or decrease of one (1) xDR requires Customer to provide thirty (30) days’ prior written notice to TPG.

2. Increase or decrease of two (2) xDRs requires Customer to provide sixty (60) days’ prior written notice to TPG.

3. Increase or decrease of between three (3) and ten (10) xDRs requires Customer to provide ninety (90) days’ prior written notice to TPG.

4. Increase or decrease of more than ten (10) xDRs will require TPG to provide separate express written approval of such increase or decrease.

5. Customer agrees that it can only decrease a maximum of ten (10) xDRs per any six (6) month rolling period.

6. Minimum Commitment: Customer agrees to a minimum commitment of one (1) xDR for the duration of the Term or Renewal Term.

The effective date of any such modification according to the above notification schedule shall be thirty (30) days after TPG receives written notice from Customer. Any increase in Services shall be subject to TPG’s resource availability and capability but TPG agrees to provide commercially reasonable efforts to meet any of Customer’s increased needs. This increase or decrease in Services will be subject to any price changes as mutually agreed to by the Parties (email to suffice).

For clarity, the Parties expressly agree that in the event of any inconsistency, ambiguity, or conflict between the provisions of this Section in this Order Form and any other agreement, document, instrument, or communication between the parties, the provisions in this Section of this Order Form shall prevail.

Payments	Terms
Project Scope: Main Tasks 1-16 Option to add additional xDR as a Service pursuant to the terms as listed above.	Monthly Price: $13,500 First Payment Due June 7, 2026

Monthly payments are due on the 7th day of every month.

Please make all checks or wire transfers payable to The Pipeline Group, Inc.

Signatories

authID Inc.		The Pipeline Group, LLC

Signed	/s/ Ed Sellitto	Signed	/s/ Scott Wiesenfeld

Name	Ed Sellitto	Name	Scott Wiesenfeld

Title	CFO	Title	Regional Director of Sales

Date	4/13/2026	Date	4/14/2026

The information contained in this Order Form is confidential information.

Exhibit A

Payment Schedule

Subscription Period	June 7, 2026 – June 6, 2027
Term Length	12 (months)
Monthly Per xDR Price (List)	$[**]
Monthly Per xDR Price (Discount)	[**]
Monthly Price	$13,500
Agreement Price	$162,000

Service Periods

June 7, 2026 - July 6, 2026	$13,500
July 7, 2026 - August 6, 2026	$13,500
August 7, 2026 - September 6, 2026	$13,500
September 7, 2026 - October 6, 2026	$13,500
October 7, 2026 - November 6, 2026	$13,500
November 7, 2026 - December 6, 2026	$13,500
December 7, 2026 - January 6, 2027	$13,500
January 7, 2027 - February 6, 2027	$13,500
February 7, 2027 - March 6, 2027	$13,500
March 7, 2027 - April 6, 2027	$13,500
April 7, 2027 - May 6, 2027	$13,500
May 7, 2027 - June 6, 2027	$13,500